Exhibit 10.50

COOPER CAMERON CORPORATION

Restricted Stock Unit Award Agreement

This AWARD AGREEMENT (the “Agreement” ) is between the employee listed on the attached Notice of Grant of Award (“Participant”) and Cooper Cameron Corporation (the “Company”), in connection with the Restricted Stock Unit Award granted to Participant by the Company, effective January 1, 2005.

     1. Effective Date and Issuance of Restricted Stock. The Company hereby grants to the Participant, on the terms and conditions set forth herein, an award of Restricted Stock Units (the “Award”). This Restricted Stock Unit Award is a commitment to issue one share of Cooper Cameron Common Stock for each share of Restricted Stock Units specified on the Notice of Grant of Award, at vesting. If Participant completes, signs, and returns one copy of this Agreement to the Company in Houston, Texas, U.S.A., this Agreement will become effective as of January 1, 2005.

     2. Terms Subject to the Plan. The Agreement is expressly subject to the terms and provisions of either of the Company’s Broad Based 2000 Incentive Plan or its Amended and Restated Long-Term Incentive Plan (the “Plan”), as indicated in your Notice of Grant of Award. A copy of both Plans are available upon request from the Corporate Secretary’s office. In the event there is a conflict between the terms of the applicable Plan and the Agreement, the terms of the applicable Plan shall control.

     3. Vesting Requirement. The Award shall become vested in three installments as follows: one-fourth on January 3, 2006, one-fourth on January 2, 2007, and one-half on January 2, 2008 (each a “Vesting Date”), provided the Participant remains continuously employed by the Company or a subsidiary from the date hereof until each such Vesting Date. If this service requirement is not satisfied, the Award (or remaining unvested portion thereof) shall be immediately forfeited and no shares (or no more shares) will be delivered. All Restricted Stock Units as to which the vesting requirements of this Section 3 have been satisfied shall be payable in accordance with Section 5 hereof.

     4. Accelerated Vesting. Notwithstanding the foregoing, upon the Participant’s retirement at age 65 or older with the Participant having at least 10 years service with the Company, or death, this Award shall become immediately and fully vested and shall be payable in accordance with Section 5 hereof to the extent that it has not previously been forfeited.

     5. Payment of Award. Payment of vested Restricted Stock Units shall be made within 30 days following the satisfaction of the vesting requirement under Section 3 hereof for each respective Vesting Date (or following accelerated vesting under Section 4 hereof). The shares of Common Stock which the Award entitles the Participant to receive shall be paid to the Participant, after deduction of the number of shares the value of which equals the applicable minimum statutory withholding taxes.

     6. Restrictions on Transfer. Neither this Restricted Stock Unit Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the units as provided herein.

     7. No Voting Rights. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in shares of Common Stock.

     8. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments to corporate capitalization.

     9. Covenant Not To Compete, Solicit or Disclose Confidential Information.

       (a) The Participant acknowledges that the Participant is in possession of and has access to confidential information, including material relating to the business, products or services of the Company and that he or she will continue to have such possession and access during employment by the Company. The Participant also acknowledges that the Company’s business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Participant agrees that as partial consideration for the Award granted herein that should the Participant engage in any “Detrimental Activity,” as defined below, at any time during his or her employment or during a period of one year following his or her termination the Company shall be entitled to: (i) recover from the Participant the value of any portion of the Award that has been paid; (ii) seek injunctive relief against the Participant; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company is entitled hereunder against any sum which may be owed the Participant by the Company.

       (b) “Detrimental Activity” for the purposes hereof, other than with respect to involuntary termination without cause, termination in connection with or as a result of a “Change of Control” (as defined in the Plan), or termination following a reduction in job responsibilities, shall include: (i) rendering of services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company; (ii) disclosing to anyone outside the Company, or using in other than the Company’s business, without prior written authorization from the Company, any confidential information including material relating to the business, products or services of the Company acquired by the Participant during employment with the Company; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company to leave his or her employment, whether done on Participant’s own account or on account of any person, organization or business which is or becomes competitive with the Company, or (iv) directly or indirectly soliciting the trade or business of any customer of the Company. “Detrimental Activity” for the purposes hereof with respect to involuntary termination without cause or termination in connection with or as a result of a “Change of Control” shall include only parts (ii) and (iii) of the preceding sentence.

     10. Employment. This Agreement is not an employment agreement. Nothing contained herein shall be construed as creating any employment relationship.

     11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party. Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.

     12. Tax Withholding. Participant agrees that as a condition to the payment of the Award hereunder, any Common Stock issued under this Award shall be reduced by the number of shares of Common Stock the value of which equals the amounts required to be withheld or paid with respect thereto under all applicable federal, state and local taxes and other laws and regulations that may be in effect as of the date of each such payment (“Tax Amounts”.)

Notices to the Company should be addressed to:

Cooper Cameron Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention: Corporate Secretary
Telephone: 713-513-3322

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